CERTIFICATE OF FORMATION

OF

UHS KENTUCKY HOLDINGS, L.L.C.

1. The name of the limited liability company is UHS Kentucky Holdings, L.L.C.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The name and mailing address of the Sole Member is

UHS of Delaware, Inc.
367 South Gulph Road
King of Prussia, PA 19406

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of UHS of Dover, L.L.C. this 10th day of August 2006.

George H. Brunner, Jr.
Assistant Secretary, UHS of Delaware, Inc

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:21 AM 08/14/2006
FILED 10:13 AM 08/14/2006
SRV 060757416 - 4204502 FILE

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:18 AM 10/17/2006
FILED 10:58 AM 10/17/2006
SRV 060950056 - 4204502 FILE

State of Delaware
Certificate of Correction
of a Limited Liability Company
to be filed pursuant to Section 18-211(a)

1. The name of the Limited Liability Company is: UHS Kentucky Holdings, L.L.C.

2. That a Certificate of Formation was filed by the Secretary of State of Delaware on August 14, 2006, and that said Certificate requires correction as permitted by Section 18-211 of the Limited Liability Company Act.

3. The inaccuracy or defect of said Certificate is: (must give specific reason)
IN WITNESS WHEREOF section contains a typographical error

4. The Certificate is hereby corrected to read as follows:
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of UHS Kentucky Holdings, L.L.C. this 10th day of August 2006

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 16th day of October, A.D. 2006.

By: [signature]
Authorized Person

Name: George H. Brunner, Jr.
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